Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	Gilmartin Group LLC Brian Johnston / Lynn Lewis Phone: 631-807-1986 investors@cryolife.com

CryoLife Announces Sale of PerClot to Baxter

Atlanta, GA – (July 29, 2021) – CryoLife, Inc. (NYSE: CRY),  a leading cardiac and vascular surgery company focused on aortic disease,  announced today that it has completed the sale of its PerClot product line to a subsidiary of Baxter International, Inc. (“Baxter”) (NYSE: BAX ), for up to $60.8 million in cash. Of the $60.8 million, CryoLife will receive up to $45.8 million and Starch Medical, Inc. (“SMI”) will receive up to $15.0 million. In this sale, CryoLife has transferred its PerClot product line to Baxter and SMI has agreed to transfer or extend certain rights to Baxter.  In addition, CryoLife and SMI have agreed to terminate their existing PerClot licensing and supply agreements,  including a mutual satisfaction of most obligations under those agreements.

J. Patrick Mackin, Chairman, President, and Chief Executive Officer of CryoLife, said, “Baxter is the perfect partner to acquire PerClot due to its expertise in blood management and its strong hemostat portfolio. PerClot is an outstanding product, but most of the addressable market opportunity for PerClot is outside of cardiac and vascular surgery. Baxter, which has a complementary portfolio of hemostats and sealants, with corresponding customer relationships, can significantly enhance the potential for overall success of PerClot.  This transaction will allow our commercial organization to continue to focus on selling our expanded portfolio of cardiac and vascular surgery products focused on aortic repair.”

Under the terms of the sale,  Baxter acquired the PerClot product line, including among other things worldwide marketing rights, customer relationships, intellectual property, and equipment for up to $60.8 million in cash as outlined below

•	$25.0 million at closing, of which $19.0 million was received by CryoLife and $6.0 million was received by SMI.
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Up to $25.0 million upon receipt by CryoLife of the FDA PMA approval for PerClot and its transfer from CryoLife to Baxter, of which $6.0 million is payable to SMI, subject to certain reductions for delay in PMA approval.

•	Up to $10.0 million upon Baxter’s achievement of certain cumulative worldwide net sales of PerClot prior to December 31, 2026 and December 31, 2027, of which up to $3 million is payable to SMI.
•	Approximately $800,000 upon transfer of CryoLife’s PerClot manufacturing equipment at the conclusion of CryoLife’s manufacturing and supply services for Baxter, as described below.

CryoLife will remain responsible for efforts and costs related to the FDA approval process, subject to Baxter’s option to assume those efforts and costs on or after January 1, 2023. CryoLife and Baxter have also entered into separate Transition Manufacturing and Supply and Transition Services Agreements. Under these transition agreements, for prescribed periods of time, CryoLife,  will provide Baxter transition services related to the sale of SMI PerClot outside of the US, as well as manufacture and supply of PerClot to Baxter, post PMA approval, all subject to certain customary terms and conditions.

CryoLife intends to use proceeds from the transaction for general corporate purposes, contingent consideration obligations, and potential debt repayment.

About CryoLife, Inc.

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of medical devices and implantable tissues used in cardiac and vascular surgical procedures focused on aortic repair. CryoLife markets and sells products in more than 100 countries worldwide. For additional information about CryoLife, visit our website, www.cryolife.com.

Statements made in this press release that look forward in time or that express management's beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include our beliefs that Baxter is the perfect partner to commercialize PerClot due to its knowledge and expertise in surgical biomaterials;  Baxter, with its complementary portfolio of surgical biomaterials products, and corresponding customer relationships, will be able to significantly enhance the potential for commercial success of PerClot; and this transaction will allow our commercial organization to continue to focus on selling our expanded portfolio of cardiac and vascular surgery products focused on aortic repair. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2020 and our subsequent filings with the SEC. CryoLife assumes no obligation, and expressly disclaims any duty, to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.